Exhibit D

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is entered into between Galectin Therapeutics, Inc., a Nevada corporation (the “Company”) and 10X Fund, LP, a Delaware Limited Partnership (“10X Fund” as of December 17, 2018 (the “Effective Date”):

R E C I T A L S

Recital A. The Company is a clinical stage biopharmaceutical company engaged in drug research and development to create new therapies for fibrotic disease and cancer;

Recital B. 10X Fund is an investor in the Company and holds all of the outstanding shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock issued by the Company (collectively, the “Series B Preferred Stock”);

Recital C. The Series B Preferred Stock possesses a number of special voting rights (the “Super Voting Rights”), including the right to elect two and nominate an additional three directors, for a total of five members of the board of directors of the Company (the “Board”), and further has a number of protective rights that require the approval of the holder of the Series B Preferred Stock prior to engaging in a number of corporate transactions, such as financings, as all are more fully set forth in the Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B-1, Series B-2 and Series B-3, for the Series B Preferred Stock (the “Certificate of Designation”);

Recital D. The Series B Preferred Stock is entitled to a quarterly dividend, payable either in cash or in stock, which is 12% in the case of the Series B-1 Preferred Stock and Series B-2 Preferred Stock and 8% in the case of the Series B-3 Preferred Stock (collectively the “Dividend Rights”);

Recital E. 10X Fund is a ten percent beneficial owner of the Company under the provisions of Section 16 of the Securities Exchange Act of 1934 (15 U.S.C. § 78(p), et seq.) (herewith “Section 16”), which status subjects 10X Fund to potential obligations to disgorge short swing profits arising from purchases and sales that occur within six months of one another;

Recital F. On January 17, 2017, 10X Fund filed a Complaint For Declaratory Relief and Damages (the “Action”) against the Company asking that the Court determine, inter alia, if the receipt of stock dividends by the 10X Fund pursuant to the Dividend Rights are purchases for Section 16 purposes;

Recital G. During 2018 10X Fund engaged in sales of common stock of the Company (the “Common Stock”), that when paired to stock dividends received by 10X Fund on the Series B Preferred Stock gave rise to a claim by the Company against 10X Fund. That claim was asserted by the Company against 10X Fund on February 20, 2018 (the “Demand”) in the amount of $792,504.30, which claim the 10X Fund has disputed;

Recital H. During 2018 10X Fund made additional sales of Common Stock that the Company contends are paired to stock dividends received by the 10X Fund, and on account of such sales the Company has updated and increased the Demand against the 10X Fund from $792,504.30 to $1,409,370.95, all as more fully detailed in the counterclaim filed by the Company against the 10X Fund in the Action (the “Counterclaim”);

Recital I. In connection with the issuance of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, the Company issued a number of warrants exercisable by the holder thereof for the purchase of Common Stock, a schedule of such warrants (other than warrants previously transferred to limited partners who have withdrawn from the 10X Fund), is attached hereto as Exhibit A (collectively the “Subject Warrants”);

Recital J. The Company and 10X have differing views on the issues presented to the Court for decision in the Action and the Counterclaim;

Recital K. The Company and 10X have diligently prosecuted their respective positions with respect to the matters before the Court in the Action and the Counterclaim which prosecution has included among others filing cross motions for summary judgment, filing multiple briefs in support of their respective positions and engaging in oral argument before the Court; and

Recital L. The Company and 10X have determined that it is the best interest of each to enter into this Agreement, which inter alia, will lead to the dismissal of the Action and Counterclaim and the resolutions of other matters as set forth herein;

WHEREAS, each Party denies all allegations, claims and defenses made by the other Party in the Action, the Demand and Counterclaim, except as expressly admitted in the Action.

WHEREAS, notwithstanding the above, solely in order to avoid the cost, delay and uncertainty of further litigation, the Parties desire to compromise and settle certain disputes and claims which exist or which may exist between and among them as more fully set forth herein.

C O V E N A N T S

NOW, THEREFORE, in consideration of the mutual promises and releases set forth below and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Conversion. Upon the Settlement Effectiveness (as herein defined) 10X Fund will convert all of its shares of Series B Preferred Stock into Common Stock on the terms set forth in the Certificate of Designation (the “Conversion”), by the execution and delivery to the Company of the Notices of Conversion attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3. The Parties acknowledge and agree that upon the Conversion the Super Voting Rights and the Dividend Rights will be extinguished.

2. Consideration for the Conversion. In consideration for the Conversion, the Company and 10X Fund agrees as follows:

(a) The Company will release 10X Fund from the Demand and Counterclaim and to the extent not otherwise covered in the Demand and Counterclaim with respect to any short swing profits claims arising after January 1, 2017 that may arise from the following: the match of (A) stock dividends on Series B Preferred Stock issued by the Company to 10X Fund through the date of the Conversion, if such dividends are deemed to be purchases, to (B) sales and/or in kind distributions by 10X that have occurred to date and that may occur through the six month anniversary of the Conversion (collectively, the “Released Short Swing Profits Claims”).

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(b) The Company will amend the Subject Warrants, with such amendments being in the form that is attached hereto as Exhibit C-1 (as to the Subject Warrants held by 10X Fund), Exhibit C-2 (as to the Subject Warrants held by 10X Capital Management) and Exhibit C-3 (as to the Subject Warrants held by the Widows and Orphans Fund). As more fully provided in such amendments, the Subject Warrants shall be amended to provide that (a) the maturity of the Subject Warrants is extended by five years, (b) except as provided in the last sentence of this section, the Subject Warrants are not transferable and can only be held and exercised by the present owner thereof, (c) except as provided in the last sentence of this section, the Subject Warrants are cashless so long as held and exercised by the present holders thereof (in the hands of a transferee other than as provided in the last sentence of this section there would be no cashless feature), (d) the Subject Warrants may be exercised only in a minimum amount of the lesser of (i) 10,000 shares (determined prior to applying the cashless exercise formula, if applicable, or (ii) the entire balance of the warrant; and (e) for so long as the longer of 10X Fund holds any of the Subject Warrants, 10X Fund has the right to nominate one director to serve on the Board as provided in (c) below. Nothing herein is intended to limit or impair 10X Capital Management’s rights, including the right effect a mandatory withdrawal of any investor at any time or to dissolve the 10X Fund at any time at its discretion. In the event 10X Capital Management decides to dissolve 10X Fund, then notwithstanding anything in this Section (b) to the contrary, 10X Fund may distribute the Subject Warrants to its limited partners, and such Subject Warrants shall retain their 5 year extended term and cashless feature.

(c) For so long as 10X Fund holds unexercised any of the Subject Warrants or 10X Fund is a beneficial owner of 10% of the Common Stock (as defined in Section 16), 10X Fund (but not its transferee) shall have the right to nominate one director to serve on the Board. The Company shall take all reasonably necessary or desirable actions within its control (including without limitation calling special meetings of the Board, nominating such person designated by 10X Fund as a director on the applicable proxy statement and recommending his or her election) to permit the 10X Fund to appoint one member of the Board. The Board shall not nominate more directors for election than there are seats on the Board. James Czirr is approved as a director nominee on behalf of 10X Fund. 10X Fund may nominate a person other than and in lieu of James Czirr. If James Czirr resigns as a director during his term of service, the Company will appoint a nominee selected by 10X Fund to serve the remainder of the term until the next annual meeting of stockholders. The foregoing provision or a variation thereof is included in the amendments to the Subject Warrants issued or to be issued to 10X Fund, which constitute multiple expressions of a single right. For the avoidance of doubt the right granted to 10X Fund in this Agreement and in the amendment to the Subject Warrants in the aggregate is the right to nominate a total of one director.

(d) The Company will pay the legal fees of the 10X Fund in the Action and Counterclaim in the amount of $120,000. The Company will also pay the legal fees of the Company’s counsel in the Action and Counterclaim. The Company agrees to indemnify 10X Fund, 10X Capital Management and James C. Czirr from any claims asserted against 10X Fund, 10X Capital Management and James C. Czirr by lawyers claiming they are entitled to payment of legal fees attributable to the recovery by Company in this Agreement.

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(e) So long as any of the Subject Warrants is outstanding, or James C. Czirr is the beneficial owner of at least 250,000 shares of common stock, the Company will, in its proxies and website and other places where the history of the Company is detailed, continue to identify James C. Czirr as a co-founder of the Company, such as the following language which appeared in the most recent proxy: “Mr. Czirr was a co-founder of Galectin Therapeutics in July 2000.”

(f) The Company and the Board in good faith will consider the engagement of person identified by 10X Fund to Company on November 12, 2018 as an IR consultant to the Company. In its determination the Company and the Board will consider the needs of the Company, the view of the Company’s CEO and management team, input from the Company’s IR/PR firms and IR advisors, and the role that such individual would perform.

3. Equality of Consideration. The Company and 10X Fund agree that value of the consideration delivered by the Company to 10X Fund in or pursuant to this Agreement is equal to the value received by the Company from the Conversion and the extinguishment of the Super Voting Rights and Dividend Rights occurring thereby.

4. Conditions to Settlement.

(a) This Agreement is contingent upon the entry of an order from the Court approving the terms of this Agreement pursuant to Section 16(b).

(b) This Agreement is contingent upon a three year extension of the $10,000,000 line of credit from Richard Uihlein, such extension to be in the form of the amendment attached hereto as Exhibit D.

(c) This Agreement will become effective (“Settlement Effectiveness”) upon the satisfaction of conditions (a) and (b).

5. Dismissal of Action. The 10X Fund agrees to dismiss the Action within one (1) business days of the Settlement Effectiveness and the receipt of the sum specified in section 3(d), which dismissal shall be without prejudice as to the Counts seeking declaratory relief and with prejudice as to the Count seeking monetary relief. The Company agrees to dismiss the Counterclaim with prejudice within one (1) business days of the Settlement Effectiveness.

6. Mutual Release.

(a) Upon the Settlement Effectiveness, 10X Fund, 10X Capital Management, and James C. Czirr on behalf of themselves and their successors, heirs, assigns, attorneys, executors, administrators, and all other representatives, or any and all other persons who could claim through them, hereby unconditionally, irrevocably, forever and fully release, acquit, and forever discharge the Company of and from any and all claims, demands, actions, causes of action, suits, liens, debts, obligations, promises, agreements, costs, damages, liabilities, and judgments of any kind, nature, or amount whether in law or equity, liquidated or unliquidated, including any and all claimed or unclaimed compensatory damages, consequential damages, interest, costs, expenses and fees (including reasonable or actual attorneys’ fees) which were actually asserted in the Action.

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(b) In consideration of the mutual promises and releases set forth herein upon the Settlement Effectiveness, the Company, on behalf of itself, its successors, heirs, assigns, attorneys, executors, administrators, and all other representatives, or any and all other persons who could claim through them, hereby unconditionally, irrevocably, forever and fully release, acquit, and forever discharge 10X Fund, 10X Capital Management and James C. Czirr from any and all claims, actions, causes of action, obligations, costs, expenses, damages, losses, liabilities, suits, debts, demands (including attorneys’ fees and costs) of whatever character, related to the Released Short Swing Profits Claim.

7. No Admission of Liability. This Agreement is the result of a compromise and shall never at any time for any purpose be considered as an admission of liability or responsibility on the part of any Party, and each Party continues to deny such liability and to disclaim such responsibility.

8. Tax Reporting. The Parties intend that the transactions described in this Agreement constitute a Section 368 tax-free reorganization under the Internal Revenue Code and agree to report it as such on their respective tax returns.

9. Public Disclosure. The Parties understand and agree that the terms of this Agreement will be publicly disclosed by the Company upon the Settlement Effectiveness.

10. Full and Independent Knowledge. The Parties represent that they have carefully read and understand the scope and effect of each provision contained in this Agreement. The Parties further represent that they are not relying and have not relied upon any representation or statement made by any other Party or such Party’s representatives with regard to the subject matter, basis or effect of this Agreement.

11. Prior Review of this Agreement. Each Party acknowledges that this Agreement has been fully read, reviewed and understood by its authorized signatory. Because this Agreement is the product of negotiations between the Parties it shall be construed as if jointly prepared and drafted by them, and no provision hereof shall be construed for or against any Party by reason of ambiguity in language, rules of construction against the drafting Party, or similar doctrine.

12. Advice of Counsel. In executing this Agreement, the Parties acknowledge that they have consulted with and have had the advice and counsel of attorneys licensed to practice law and that they have executed this Agreement after independent investigation and without fraud, duress or undue influence.

13. Final and Binding Agreement. No promise, inducement or agreement not herein contained or expressly incorporated herein by reference has been made, and this Agreement contains the entire agreement between the Parties. The terms of this Agreement are intended to be contractual and not mere recitals. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, and to their respective heirs, successors, administrators, assigns, conservators, guardians, agents, representatives, corporate affiliates, officers, directors, partners, shareholders and employees.

14. Execution of Further Documents and Cooperation. Following the execution of this Agreement, the Parties shall take such action and execute and deliver such further documents as may be reasonably necessary or appropriate to effectuate the intention of this Agreement.

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15. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the principles of the conflicts of laws thereof. In the event of any dispute arising out of this Agreement, the Parties agree that the only proper forum for the resolution of any such dispute shall be the state and federal courts in the State of Georgia.

16. Attorney’s Fees. If any Party to this Agreement brings a proceeding to enforce or interpret any provision of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees in addition to all other costs allowed by law.

17. Execution in Counterparts. The Parties agree that this Agreement may be executed in counterparts and that it is the intent of the Parties that the copy signed by a Party will be deemed an original for all purposes, will constitute one and the same instrument, and will be fully enforceable against such Party. Delivery of this Agreement may be accomplished by facsimile, PDF reproduction or other electronic means (“Electronic Delivery”); if Electronic Delivery is utilized by any of the Parties, a counterpart original shall be promptly executed and/or delivered following request by any Party.

18. Captions and Headings. The captions and headings contained in this Agreement have been inserted for convenience only and in no way define, limit or enlarge the scope or interpretation of this Agreement.

19. Severability. Should any provision of this Agreement be held unlawful, unenforceable, or invalid by reason of statute, ordinance, law and/or decision of any tribunal or court of law or equity, the same shall be effective to that extent, without in any way invalidating or affecting the remaining provisions of this Agreement.

20. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by an authorized representative of each of the Parties. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any Party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any Party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such Party.

21. Authority. Each of the signatories hereto represents and warrants that it is fully authorized to enter into this Agreement on behalf of the person or entity for which it executes this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

10 X FUND, LP		GALECTIN THERAPEUTICS, INC.

By:	10X Capital Management, LLC	By:
Harold Shlevin
President and CEO
By:
James C. Czirr
Managing Member

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EXHIBIT A

SUBJECT WARRANTS

Warrant No.	Holder	Number

W-2009-B-02E	10X Capital Management LLC	101,785
W-2009-B-03E	10X Capital Management LLC	56,547
W-2009-B-04E	10X Capital Management LLC	33,928
W-2009-B-05E	10X Capital Management LLC	36,757
W-2009-B-06F	10X Capital Management LLC	35,057
W-2009-B-07G	10X Capital Management LLC	36,757
W-2009-B-08E	10X Capital Management LLC	36,757
W-2009-B-09E	10X Capital Management LLC	37,887
W-2009-B-010E	10X Capital Management LLC	35,060
W-2009-B-011G	10X Capital Management LLC	64,465
W-2009-B-02F	The Widows and Orphans Fund	48,215
W-2009-B-03F	The Widows and Orphans Fund	26,786
W-2009-B-04F	The Widows and Orphans Fund	16,072
W-2009-B-05F	The Widows and Orphans Fund	17,410
W-2009-B-06G	The Widows and Orphans Fund	16,610
W-2009-B-07H	The Widows and Orphans Fund	17,410
W-2009-B-08F	The Widows and Orphans Fund	17,410
W-2009-B-09F	The Widows and Orphans Fund	17,946
W-2009-B-010F	The Widows and Orphans Fund	16,606
W-2009-B-011H	The Widows and Orphans Fund	30,535
W-2009-B-01A	10X Fund LP	1,200,000
W-2009-B-02C	10X Fund LP	450,000
W-2009-B-03C	10X Fund LP	250,000
W-2009-B-04C	10X Fund LP	150,000
W-2009-B-05C	10X Fund LP	162,499
W-2009-B-06C	10X Fund LP	54,999
W-2009-B-07C	10X Fund LP	78,976
W-2009-B-08C	10X Fund LP	162,500
W-2009-B-09C	10X Fund LP	167,501
W-2009-B-010C	10X Fund LP	155,001
W-2009-B-011C	10X Fund LP	48,166

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Exhibit B-1

NOTICE OF CONVERSION

SERIES B-1 CONVERTIBLE PREFERRED STOCK

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B-1 Convertible Preferred Stock (“Series B-1 Preferred”) indicated below, into shares of common stock, par value $0.001 per share (the “Common Stock”), of Galectin Therapeutics, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion Calculations:

Date to Effect Conversion:	December _, 2018
Number of shares of Series B-1 Preferred owned prior to Conversion:	900,000
Stated Value of Shares of Series B-1 Preferred to be Converted:	$2.00
Conversion Amount [1]:	[Insert Conversion Amount]
Applicable Conversion Price	$3.00
Number of Shares of Common Stock to be Issued [2]::	[Insert Number of Shares of Common Stock to be Issued]
Number of Shares of Series B-1 Preferred Owned Subsequent to Conversion:	0

10 X FUND, LP

By:	10X Capital Management, LLC

By:
James C. Czirr
Managing Member

1 The “Conversion Amount” means the sum of the Stated Value of Series B-1 Preferred to be Converted plus all accrued but unpaid dividends on such Series B1 Preferred as of the Date to Effect Conversion.

2 The number of shares of Common Stock to be issued is determined by dividing the Conversion Amount by the Applicable Conversion Price.

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Exhibit B-2

NOTICE OF CONVERSION

SERIES B-2 CONVERTIBLE PREFERRED STOCK

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B-2 Convertible Preferred Stock (“Series B-2 Preferred”) indicated below, into shares of common stock, par value $0.001 per share (the “Common Stock”), of Galectin Therapeutics, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion Calculations:

Date to Effect Conversion:	December _, 2018
Number of shares of Series B-2 Preferred owned prior to Conversion:	2,100,000
Stated Value of Shares of Series B-2 Preferred to be Converted:	$2.00
Conversion Amount [3]:	[Insert Conversion Amount]
Applicable Conversion Price:	$3.00
Number of Shares of Common Stock to be Issued [4]::	[Insert Number of Shares of Common Stock to be Issued]
Number of Shares of Series B-2 Preferred Owned Subsequent to Conversion:	0

10 X FUND, LP

By:	10X Capital Management, LLC

By:
James C. Czirr
Managing Member

3 The “Conversion Amount” means the sum of the Stated Value of Series B-2 Preferred to be Converted plus all accrued but unpaid dividends on such Series B2 Preferred as of the Date to Effect Conversion.

4 The number of shares of Common Stock to be issued is determined by dividing the Conversion Amount by the Applicable Conversion Price.

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EXHIBIT B-3

NOTICE OF CONVERSION

SERIES B-3 CONVERTIBLE PREFERRED STOCK

10 X Fund, LP (“10 X Fund”) hereby elects to convert its shares of Series B-3 Convertible Preferred Stock (“Series B-3 Preferred”) into shares of common stock, par value $0.001 per share (the “Common Stock”), of Galectin Therapeutics, Inc., a Nevada corporation (the “Corporation”). This Conversion will be effectuated according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Definitions

Series B-3 Preferred is comprised of three (3) sub-series (“Sub-Series”); each with a distinct Conversion Price. For clarity, the three (3) sub-series will be defined as follows:

1.	“Sub-Series B-3A” means the shares of Series B-3 Preferred the Corporation issued to 10 X Fund on September 22, 2016.

2.	“Sub-Series B-3B” means the shares of Series B-3 Preferred the Corporation issued to 10 X Fund on September 29, 2016.

3.	“Sub-Series B-3C” means the shares of Series B-3 Preferred the Corporation issued to 10 X Fund on December 23, 2016.

Conversion Calculations

Date to Effect Conversion:	December ___, 2018
Shares of Series B-3 Preferred owned prior to Conversion:	2,508,000
Series B-3 Preferred to be Converted:	Sub-Series B-3A: 375,000 Sub-Series B-3B: 1,125,000 Sub-Series B-3C: 1,008,000
Total: 2,508,000
Stated Value of Shares of Series B-3 Preferred to be Converted:	$1.00
Applicable Conversion Price for Each Sub-Series:	Sub-Series B-3A: $2.69375 Sub-Series B-3B: $1.49375 Sub-Series B-3C: $1.12375
Conversion Amount [5]:	[Insert Conversion Amount]
Number of Shares of Common Stock to be Issued for Each Sub-Series [6]:	Sub-Series B-3A: [TBD] Sub-Series B-3B: [TBD] Sub-Series B-3C: [TBD]
Total: [TBD]
Number of Shares of Series B-3 Preferred Owned Subsequent to Conversion:	0

10 X FUND, LP

By:	10X Capital Management, LLC

By:
James C. Czirr
Managing Member

5 The “Conversion Amount” means the sum of the Stated Value of the applicable Sub-Series of Series B-3 Preferred to be Converted plus all accrued but unpaid dividends on such Sub-Series as of the Date to Effect Conversion.

6 The number of shares of Common Stock to be issued for each Sub-Series is determined by dividing the Conversion Amount by the Conversion Price applicable to the Sub-Series being converted. .

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